Exhibit (h)(2)(A)(ii)

AMENDED SCHEDULE A

dated August 1, 2021

to the

Compliance Services Agreement

dated June 5, 2012

between

ULTIMUS MANAGERS TRUST

and

ULTIMUS FUND SOLUTIONS, LLC

FEES AND EXPENSES

Fees. Ultimus shall receive the fees described below, which are computed and payable monthly.

Asset-Based Fee: 0.01% per annum on average net assets of each series in excess of $100 million.1

Annual base fee for each of the below: [REDACTED] 000 per year for first Westwood Fund of the Trust and [REDACTED] per year each additional Westwood Fund of Trust.

Westwood Alternative Income Fund
Westwood High Income Fund
Westwood Income Opportunity Fund
Westwood Quality SmallCap Fund
Westwood Quality SMidCap Fund
Westwood Quality Value Fund
Westwood Total Return Fund
Westwood Quality AllCap Fund
Westwood SmallCap Growth Fund Westwood Quality MidCap Fund

Annual base fee for each of the below: [REDACTED] per year for following series of the Trust.

1 Westwood series of the Trust are not subject to the asset-based fee.

Adler Value Fund	Lyrical International Equity Fund
Blue Current Global Dividend Fund	Lyrical U.S. Value Equity Fund
Blueprint Adaptive Growth Allocation Fund	U.S. Value ETF
Evolutionary Tree Innovators Fund	Marshfield Concentrated Opportunity Fund
HVIA Equity Fund	Meehan Focus Fund
Karner Blue Biodivesity Impact Fund	Q3 All-Weather Sector Rotation Fund
Kempner Multi-Cap Deep Value Fund	Q3 All-Weather Tactical Fund
Left Brain Compound Growth Fund	Wavelength Interest Rate Neutral Fund

Annual base fee for each of the below: [REDACTED] per year for each series of the Trust.

Reimbursable Expenses. The fees set forth above shall be in addition to the payment of reasonable reimbursable expenses, as provided for in Section 3 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this amended Schedule A as of the date first above written.

ULTIMUS MANAGERS TRUST		ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Todd E. Heim	By:	/s/ David James
Name: Todd E. Heim		Name: David James
Title: President		Title: Executive Vice President and Chief Legal and Risk Officer